Exhibit 99.1

Mesa Energy Holdings, Inc. Signs Agreement to Acquire Tchefuncte Natural Resources

Dallas, TX, June 8, 2011: Mesa Energy Holdings, Inc. (the “Company”) (OTC: MSEH), an oil and gas exploration and production company, today announced that it has entered into a definitive agreement to acquire Tchefuncte Natural Resources, LLC (“TNR”), a Louisiana company that owns and operates the Lake Hermitage Field in Plaquemines Parish, LA.  The owners of TNR will be joining Mesa’s management team.

Current production in the field averages approximately 160 barrels of oil and 240 mcf of gas per day. Cash flow to TNR’s interest before corporate overhead is currently averaging approximately $310,000 per month from six productive wells. Total mineral acreage held by production is approximately 3,578 acres.  A third party engineering report places the value of total Proved reserves using a discount rate of 10% (PV-10) at approximately $15.25 million with a PDP component of $5.24 million. Probable reserves are estimated at $10.65 million.

“The acquisition of a Louisiana operator with this level of production and reserves will give us a significant foothold on the Gulf Coast. The Lake Hermitage Field has stable existing production and we believe there is excellent upside potential from a number of drilling and recompletion opportunities. This is an exciting opportunity for the Company and its shareholders as we intensify our focus and growth strategy toward the acquisition of existing producing oil properties in an effort to expand and diversify our asset base,” said Randy M. Griffin, CEO of Mesa Energy Holdings, Inc. “The addition of the highly qualified members of the TNR management team as part of the transaction will significantly enhance our talent base and help prepare us for additional acquisitions and future growth in the Gulf Coast region.”

The Company believes the transaction will close within the next 30 days. The acquisition is subject to closing adjustments and various other customary terms and conditions. Accordingly, no assurances can be made that the transaction will be consummated.

About Mesa Energy Holdings, Inc.
Headquartered in Dallas, TX, Mesa Energy Holdings, Inc. is a growth-oriented oil and gas exploration and production (E&P) company with a definitive focus on growing reserves and net asset value per share, primarily through the development of highly diversified, multi-well developmental and defined-risk exploratory drilling opportunities and the acquisition of solid, long-term existing production with enhancement potential.

More information about the Company may be found at http://mesaenergy.us.

Forward-Looking Statements
Certain statements in this news release, which are not historical facts, are forward-looking statements.  These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements.  Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management.  Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the viability of the shale gas fields in the Appalachian Basin in western New York and the gas sands of eastern Oklahoma, the ability of the Company to build and maintain a successful operations infrastructure, the intensity of competition and changes and volatility in energy prices.  Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release.  We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.  Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at www.sec.gov.

Contact Information
Mesa Energy Holdings, Inc.
IR@mesaenergy.us
Ph: 972-490-9595